Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	April 17, 2024
FOR MORE INFORMATION CONTACT:
Timothy S. Crane, President & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record First Quarter 2024 Net Income

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, “we” or “our”) (Nasdaq: WTFC) announced record quarterly net income of $187.3 million or $2.89 per diluted common share for the first quarter of 2024, an increase in diluted earnings per common share of 55% compared to the fourth quarter of 2023. Pre-tax, pre-provision income (non-GAAP) totaled a record $271.6 million, up 30% as compared to $208.2 million in the fourth quarter of 2023.

Timothy S. Crane, President and Chief Executive Officer, commented, “Following record net income in 2023, we continued our momentum with strong results to start 2024. We leveraged our balanced, multi-faceted business model and position as Chicago’s and Wisconsin’s bank to grow deposits and loans while maintaining our consistent credit standards coupled with expense management.”

Additionally, Mr. Crane noted, “The first quarter exhibited funding strong loan growth with competitively-priced deposits in accordance with the increased loan demand. Increasing our long-term franchise value and net interest income remains our focus as we consider opportunities in the markets we serve.”

Highlights of the first quarter of 2024:
Comparative information to the fourth quarter of 2023, unless otherwise noted

•Total loans increased by approximately $1.1 billion, or 10% annualized.
•Total deposits increased by approximately $1.1 billion, or 9% annualized.
•Total assets increased by $1.3 billion, or 9% annualized.
•Net interest margin decreased by five basis points to 3.57% (3.59% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2024.
◦Net interest income decreased to $464.2 million in the first quarter of 2024 compared to $470.0 million in the fourth quarter of 2023, primarily due to one less day in the first quarter of 2024.
•Non-interest income was impacted by the following:
◦Gains of approximately $20.0 million from the sale of the Company’s Retirement Benefits Advisors (“RBA”) division. This gain was partially offset by additional commissions and incentive compensation totaling $701,000 related to the sale transaction.
◦Favorable net valuation adjustments related to certain mortgage assets totaled $2.3 million in the first quarter of 2024 compared to unfavorable net valuation adjustments of $9.7 million in the fourth quarter of 2023.
•Non-interest expense was negatively impacted by an accrual of $5.2 million for estimated amounts owed as a result of the FDIC special assessment on uninsured deposits in response to certain bank failures occurring in 2023. This is in addition to the related $34.4 million accrued in the fourth quarter of 2023 for the estimate of such FDIC special assessments.
•Provision for credit losses totaled $21.7 million in the first quarter of 2024 as compared to a provision for credit losses of $42.9 million in the fourth quarter of 2023.
•Net charge-offs totaled $21.8 million, or 21 basis points of average total loans on an annualized basis, in the first quarter of 2024 as compared to $14.9 million, or 14 basis points of average total loans on an annualized basis in the fourth quarter of 2023.

Mr. Crane noted, “Our net interest margin for the first quarter stayed within our expected range, decreasing by five basis points compared to the fourth quarter of 2023. The decrease in net interest margin was due primarily to certain seasonal declines in non-interest bearing deposit balances, deposit migration to interest-bearing products and competitive deposit pricing to fund quality loan growth. Loan growth during the first quarter totaled $1.1 billion, or 10% on an annualized basis. We are pleased with our diversified loan growth in the first quarter with strong loan origination activity in commercial and residential real estate portfolios, as well as growth in commercial real estate driven primarily by draws on existing loan facilities. Deposit growth in the first quarter of 2024 was utilized to fund our robust loan growth as deposits increased by approximately $1.1 billion, or 9% on an annualized basis. We continue to leverage our customer relationships and market positioning to generate deposits and build long term franchise value. Non-interest bearing deposits decreased due to seasonality during the first quarter while also experiencing some migration to interest-bearing products. Despite the slightly lower net interest income during the current period, we generated record quarterly net revenue through our diversified sources of revenue, including our mortgage banking and wealth management businesses.”

Commenting on credit quality, Mr. Crane stated, “Credit metrics have remained steady, aligning with historical averages. Net charge-offs totaled $21.8 million, or 21 basis points of average total loans on an annualized basis, in the first quarter of 2024 as compared to $14.9 million, or 14 basis points of average total loans on an annualized basis, in the fourth quarter of 2023. Approximately $11.9 million of charge-offs in the current quarter were previously reserved for in the fourth quarter of 2023 Non-performing loans totaled $148.4 million, or 0.34% of total loans, at the end of the first quarter of 2024 compared to $139.0 million, or 0.33% of total loans, at the end of the fourth quarter of 2023. We continue to conservatively and proactively review credit and maintain our consistently strong credit standards. The allowance for credit losses on our core loan portfolio as of March 31, 2024 was approximately 1.51% of the outstanding balance (see Table 11 for additional information). We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit.”

Mr. Crane added, “Late loan growth in the first quarter creates positive revenue momentum moving forward as period-end loan balances exceeded averages. We continue to see good opportunities in the markets we serve and feel well positioned to grow deposit and loan relationships in future quarters. Our focus remains on winning business and maximizing long term franchise value.”

In summary, Mr. Crane noted, “The quarter was strong, momentum remains good and we are excited about the agreement reached to acquire Macatawa Bank Corporation in Michigan (announced April 15, 2024). The ability to expand with a high quality bank with a strong low-cost core deposit base, excess liquidity, exceptional asset quality and a committed management team is a terrific fit for Wintrust.”

The graphs below illustrate certain financial highlights of the first quarter of 2024 as well as historical financial performance. See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 16 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income
$ in Millions
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$180.2
$154.8
$164.2
$123.5
$187.3
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

Pre-tax income, excluding provision for credit losses (non-GAAP)
$ in Millions
$300
$280
$260
$240
$220
$200
$180
$160
$140
$120
$100
$266.6
$239.9
$244.8
$208.2
$271.6
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

Pre-tax income, excluding provision for credit losses (non-GAAP) - Q1 2024 compared to Q4 2023
$ in Millions
$280
$260
$240
$220
$200
$180
$160
$208.2
$(5.8)
$20.2
$19.3
$(0.5)
$29.1
$4.1
$(3.0)
$271.6
Q4 2023
Net Interest Income
Mortgage Banking Revenue
RBA Gain on Sale, net
All Other Non-Interest Income
FDIC Insurance
Advertising and Marketing
All Other Non-Interest Expense
Q1 2024

Net Interest Income and Net Interest Margin ("NIM")
$ in Millions
$500
$450
$400
$350
$300
$250
$200
$150
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
$458.0
$447.5
$462.4
$470.0
$464.2
3.83%
3.66%
3.62%
3.64%
3.59%
3.81%
3.64%
3.60%
3.62%
3.57%
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
NIM (GAAP)
NIM (non-GAAP)
Net Interest Income

Total Assets
$ in Billions
$58.0
$56.0
$54.0
$52.0
$50.0
$48.0
$46.0
$44.0
$42.0
$40.0
$52.9
$54.3
$55.6
$56.3
$57.6
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

Total Loans
$ in Billions
$44.0
$42.0
$40.0
$38.0
$36.0
$34.0
$32.0
$30.0
$28.0
$26.0
$39.6
$41.0
$41.4
$42.1
$43.2
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

Total Deposits
$ in Billions
$48.0
$46.0
$44.0
$42.0
$40.0
$38.0
$36.0
$34.0
$32.0
$42.7
$44.0
$45.0
$45.4
$46.5
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

Non-Performing Assets as a percentage of Total Assets
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.21%
0.22%
0.26%
0.27%
0.28%
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

Annualized Quarterly Net Charge-Offs as a percentage of Average Total Loans
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
0.06%
0.17%
0.08%
0.14%
0.21%
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

SUMMARY OF RESULTS:

BALANCE SHEET

Total assets increased $1.3 billion in the first quarter of 2024 as compared to the fourth quarter of 2023. Total loans increased by $1.1 billion as compared to the fourth quarter of 2023. The increase in loans was the result of diversified loan growth primarily across the commercial and residential real estate portfolios coupled with draws on existing commercial real-estate loan facilities.

Total liabilities increased by $1.3 billion in the first quarter of 2024 as compared to the fourth quarter of 2023 primarily due to a $1.1 billion increase in total deposits. Non-interest bearing deposits as a percentage of total deposits was 21% at March 31, 2024 compared to 23% at December 31, 2023. The Company's loans to deposits ratio ended the quarter at 93.1%.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Table 1 through Table 3 in this report.

NET INTEREST INCOME

For the first quarter of 2024, net interest income totaled $464.2 million, a decrease of $5.8 million as compared to the fourth quarter of 2023. The $5.8 million decrease in net interest income in the first quarter of 2024 compared to the fourth quarter of 2023 was primarily due to one less day during the period as well as a five basis point decrease in the net interest margin, partially offset by a $755.8 million increase in average earning assets.

Net interest margin was 3.57% (3.59% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2024 compared to 3.62% (3.64% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2023. The net interest margin decrease as compared to the fourth quarter of 2023 was primarily due to a 15 basis point increase in the rate paid on interest-bearing liabilities. This decrease was partially offset by a nine basis point increase in yield on earning assets and a one basis point increase in the net free funds contribution. The 15 basis point increase on the rate paid on interest-bearing liabilities in the first quarter of 2024 as compared to the fourth quarter of 2023 was primarily due to a 16 basis point increase in the rate paid on interest-bearing deposits. The nine basis point increase in the yield on earning assets in the first quarter of 2024 as compared to the fourth quarter of 2023 was primarily due to an 11 basis point expansion on loan yields.

For more information regarding net interest income, see Table 4 through Table 7 in this report.

ASSET QUALITY

The allowance for credit losses totaled $427.5 million as of March 31, 2024, relatively unchanged compared to $427.6 million as of December 31, 2023. A provision for credit losses totaling $21.7 million was recorded for the first quarter of 2024 as compared to $42.9 million recorded in the fourth quarter of 2023. For more information regarding the allowance for credit losses and provision for credit losses, see Table 10 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses accounting standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets as of the reporting date. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in each portfolio as of March 31, 2024, December 31, 2023, and September 30, 2023 is shown on Table 11 of this report.

Net charge-offs totaled $21.8 million in the first quarter of 2024, as compared to $14.9 million of net charge-offs in the fourth quarter of 2023. The increase in net charge-offs during the first quarter of 2024 was primarily the result of increased net charge-offs within the commercial portfolio. Net charge-offs as a percentage of average total loans were 21 basis points in the first quarter of 2024 on an annualized basis compared to 14 basis points on an annualized basis in the fourth quarter of 2023. For more information regarding net charge-offs, see Table 9 in this report.

The Company’s delinquency rates remain low and manageable. For more information regarding past due loans, see Table 12 in this report.

Non-performing assets totaled $162.9 million and comprised 0.28% of total assets as of March 31, 2024, as compared to $152.3 million as of December 31, 2023. Non-performing loans totaled $148.4 million, or 0.34% of total loans, at March 31, 2024. The increase in the first quarter of 2024 was primarily due to an increase in certain credits within the commercial real estate portfolio becoming nonaccrual as well as increases within the property and casualty insurance premium finance receivables portfolio, partially offset by a decrease within the commercial portfolio. For more information regarding non-performing assets, see Table 13 in this report.

Though these credit metrics increased during the period, net charge-offs as a percentage of average total loans and non-performing loans as a percentage of total loans remained at historically low levels in the first quarter of 2024.

NON-INTEREST INCOME

Wealth management revenue increased by $1.5 million in the first quarter of 2024 as compared to the fourth quarter of 2023 primarily due to increased asset management fees from higher assets under management during the period. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $20.2 million in the first quarter of 2024 as compared to the fourth quarter of 2023 primarily due to a $5.0 million favorable valuation adjustment to the fair value of mortgage servicing rights, net of servicing hedge, in the first quarter of 2024 compared to a $16.1 million unfavorable adjustment in the fourth quarter of 2023, as well as $6.6 million higher in production revenue. This was partially offset by an unfavorable adjustment to the Company’s held-for-sale portfolio of early buy-out exercised loans guaranteed by U.S. government agencies, which are held at fair value, of $2.2 million in the first quarter of 2024 compared to a $4.9 million favorable adjustment in the fourth quarter of 2023. The Company monitors the relationship of these assets and seeks to minimize the earnings impact of fair value changes.

The Company recognized $1.3 million in net gains on investment securities in the first quarter of 2024 as compared to $2.5 million in net gains in the fourth quarter of 2023. The change from period to period was primarily the result of lower unrealized gains on the Company’s equity investment securities with a readily determinable fair value, partially offset by higher realized gains from the liquidation of an equity investment security without a readily determinable fair value in the first quarter of 2024.

Fluctuations in trading gains and losses in the first quarter of 2024 compared to the fourth quarter of 2023 were primarily the result of fair value adjustments related to interest rate derivatives not designated as hedges.

Other income increased by $17.6 million in the first quarter of 2024 compared to the fourth quarter of 2023 primarily due to a $20.0 million gain recognized related to the sale of the Company’s RBA division within its wealth management business. This was partially offset by an unfavorable adjustment to the Company’s held-for-investment portfolio of early buy-out exercised loans guaranteed by U.S. government agencies, which are held at fair value, of $2.1 million when compared to the fourth quarter of 2023, as well as lower interest rate swap fees and unfavorable foreign currency remeasurement adjustments.

For more information regarding non-interest income, see Table 14 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $1.2 million in the first quarter of 2024 as compared to the fourth quarter of 2023. The $1.2 million increase is primarily related to higher commissions from increased mortgage production as well as commissions related to the sale of the Company’s RBA division within its wealth management business in the first quarter of 2024. This was partially offset by lower employee benefits as employee insurance decreased in the first quarter of 2024.

Advertising and marketing expenses in the first quarter of 2024 totaled $13.0 million, which is a $4.1 million decrease as compared to the fourth quarter of 2023 primarily due to a decrease in digital advertising and sponsorships.

FDIC insurance, including amounts accrued for estimated special assessments, decreased $29.1 million in the first quarter of 2024 as compared to the fourth quarter of 2023. This was primarily the result of a lower accrual recognized in the first quarter of 2024 for estimated amounts owed as a result of the FDIC special assessment on uninsured deposits in response to certain bank failures occurring in 2023. The Company recognized $5.2 million in the first quarter of 2024 for such special assessment compared to $34.4 million in the fourth quarter of 2023.

The Company recorded OREO expense of $392,000 in the first quarter of 2024, compared to net OREO income of $1.6 million in the fourth quarter of 2023 related to realized gains on sales of OREO.

For more information regarding non-interest expense, see Table 15 in this report.

INCOME TAXES

The Company recorded income tax expense of $62.7 million in the first quarter of 2024 compared to $41.8 million in the fourth quarter of 2023. The effective tax rates were 25.07% in the first quarter of 2024 compared to 25.27% in the fourth quarter of 2023. The effective tax rates were partially impacted by the tax effects related to share-based compensation which fluctuate based on the Company’s stock price and timing of employee stock option exercises and vesting of other share-based awards. The Company recorded net excess tax benefits of $4.4 million in the first quarter of 2024, compared to net excess tax benefits of $53,000 in the fourth quarter of 2023 related to share-based compensation. The effective tax rates were also partially impacted due to an overall lower level of pre-tax net income in the comparable periods, primarily due to the accrual for the estimated amount owed as a result of the FDIC special assessment on uninsured deposits. The Company recorded an estimated FDIC special assessment accrual of $5.2 million in the first quarter of 2024, compared to a $34.4 million accrual in the fourth quarter of 2023.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the first quarter of 2024, the community banking unit expanded its commercial, commercial real estate and residential real estate loan portfolios.

Mortgage banking revenue was $27.7 million for the first quarter of 2024, an increase of $20.2 million as compared to the fourth quarter of 2023, primarily due to a $5.0 million favorable valuation adjustment to the fair value of mortgage servicing rights, net of servicing hedge, in the first quarter of 2024 compared to a $16.1 million unfavorable adjustment in the fourth quarter of 2023, as well as $6.6 million higher in production revenue. This was partially offset by an unfavorable adjustment to the Company’s held-for-sale portfolio of early buy-out exercised loans guaranteed by U.S. government agencies, which are held at fair value, of $2.2 million in the first quarter of 2024 compared to a $4.9 million favorable adjustment in the fourth quarter of 2023. Service charges on deposit accounts totaled $14.8 million in the first quarter of 2024, which was relatively stable compared to the fourth quarter of 2023. The Company’s gross commercial and commercial real estate loan pipelines remained solid as of March 31, 2024 indicating momentum for expected continued loan growth in the second quarter of 2024.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolios were $4.6 billion during the first quarter of 2024 and average balances increased by $12.5 million as compared to the fourth quarter of 2023. The Company’s leasing portfolio balance increased in the first quarter of 2024, with its portfolio of assets, including capital leases, loans and equipment on operating leases, totaling $3.6 billion as of March 31, 2024 as compared to $3.4 billion as of December 31, 2023. Revenues from the Company’s out-sourced administrative services business were $1.2 million in the first quarter of 2024, which was relatively stable compared to the fourth quarter of 2023.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, and securities brokerage services. See “Items Impacting Comparative Results,” regarding the sale of the RBA division during the first quarter of 2024. Wealth management revenue totaled $34.8 million in the first quarter of 2024, increasing $1.5 million in the first quarter of 2024 as compared to the fourth quarter of 2023 primarily due to increased asset management fees from higher assets under management during the period. At March 31, 2024, the Company’s wealth management subsidiaries had approximately $48.7 billion of assets under administration, which included $8.8 billion of assets owned by the Company and its subsidiary banks, representing an increase from the $47.1 billion of assets under administration at December 31, 2023.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Division Sale

In the first quarter of 2024, the Company sold its RBA division and recorded a gain of approximately $20.0 million in other non-interest income from the sale.

Business Combination

On April 3, 2023, the Company completed its acquisition of Rothschild & Co Asset Management US Inc. and Rothschild & Co Risk Based Investments LLC from Rothschild & Co North America Inc. As the transaction was determined to be a business combination, the Company recorded goodwill of approximately $2.6 million on the purchase.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the first quarter of 2024, as compared to the fourth quarter of 2023 (sequential quarter) and first quarter of 2023 (linked quarter), are shown in the table below:

				% or (1) basis point (bp) change from 4th Quarter 2023	% or basis point (bp) change from 1st Quarter 2023
	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Net income	$187,294	$123,480	$180,198	52%	4%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	271,629	208,151	266,595	30	2
Net income per common share – Diluted	2.89	1.87	2.80	55	3
Cash dividends declared per common share	0.45	0.40	0.40	13	13
Net revenue (3)	604,774	570,803	565,764	6	7
Net interest income	464,194	469,974	457,995	(1)	1
Net interest margin	3.57%	3.62%	3.81%	(5) bps	(24)	bps
Net interest margin – fully taxable-equivalent (non-GAAP) (2)	3.59	3.64	3.83	(5)	(24)
Net overhead ratio (4)	1.39	1.89	1.49	(50)	(10)
Return on average assets	1.35	0.89	1.40	46	(5)
Return on average common equity	14.42	9.93	15.67	449	(125)
Return on average tangible common equity (non-GAAP) (2)	16.75	11.73	18.55	502	(180)
At end of period
Total assets	$57,576,933	$56,259,934	$52,873,511	9%	9%
Total loans (5)	43,230,706	42,131,831	39,565,471	10	9
Total deposits	46,448,858	45,397,170	42,718,211	9	9
Total shareholders’ equity	5,436,400	5,399,526	5,015,506	3	8
(1)Period-end balance sheet percentage changes are annualized.
(2)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023
Selected Financial Condition Data (at end of period):
Total assets	$57,576,933	$56,259,934	$55,555,246	$54,286,176	$52,873,511
Total loans (1)	43,230,706	42,131,831	41,446,032	41,023,408	39,565,471
Total deposits	46,448,858	45,397,170	44,992,686	44,038,707	42,718,211
Total shareholders’ equity	5,436,400	5,399,526	5,015,613	5,041,912	5,015,506
Selected Statements of Income Data:
Net interest income	$464,194	$469,974	$462,358	$447,537	$457,995
Net revenue (2)	604,774	570,803	574,836	560,567	565,764
Net income	187,294	123,480	164,198	154,750	180,198
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	271,629	208,151	244,781	239,944	266,595
Net income per common share – Basic	2.93	1.90	2.57	2.41	2.84
Net income per common share – Diluted	2.89	1.87	2.53	2.38	2.80
Cash dividends declared per common share	0.45	0.40	0.40	0.40	0.40
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.57%	3.62%	3.60%	3.64%	3.81%
Net interest margin – fully taxable-equivalent (non-GAAP) (3)	3.59	3.64	3.62	3.66	3.83
Non-interest income to average assets	1.02	0.73	0.82	0.86	0.84
Non-interest expense to average assets	2.41	2.62	2.41	2.44	2.33
Net overhead ratio (4)	1.39	1.89	1.59	1.58	1.49
Return on average assets	1.35	0.89	1.20	1.18	1.40
Return on average common equity	14.42	9.93	13.35	12.79	15.67
Return on average tangible common equity (non-GAAP) (3)	16.75	11.73	15.73	15.12	18.55
Average total assets	$55,602,695	$55,017,075	$54,381,981	$52,601,953	$52,075,318
Average total shareholders’ equity	5,440,457	5,066,196	5,083,883	5,044,718	4,895,271
Average loans to average deposits ratio	94.5%	92.9%	92.4%	94.3%	93.0%
Period-end loans to deposits ratio	93.1	92.8	92.1	93.2	92.6
Common Share Data at end of period:
Market price per common share	$104.39	$92.75	$75.50	$72.62	$72.95
Book value per common share	81.38	81.43	75.19	75.65	75.24
Tangible book value per common share (non-GAAP) (3)	70.40	70.33	64.07	64.50	64.22
Common shares outstanding	61,736,715	61,243,626	61,222,058	61,197,676	61,176,415
Other Data at end of period:
Common equity to assets ratio	8.7%	8.9%	8.3%	8.5%	8.7%
Tangible common equity ratio (non-GAAP) (3)	7.6	7.7	7.1	7.4	7.5
Tier 1 leverage ratio (5)	9.5	9.3	9.2	9.3	9.1
Risk-based capital ratios:
Tier 1 capital ratio (5)	10.3	10.3	10.2	10.1	10.1
Common equity tier 1 capital ratio (5)	9.5	9.4	9.3	9.3	9.2
Total capital ratio (5)	12.2	12.1	12.0	12.0	12.1
Allowance for credit losses (6)	$427,504	$427,612	$399,531	$387,786	$376,261
Allowance for loan and unfunded lending-related commitment losses to total loans	0.99%	1.01%	0.96%	0.94%	0.95%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	176	174	174	175	174
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue is net interest income plus non-interest income.
(3)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes the allowance for loan losses, the allowance for unfunded lending-related commitments and the allowance for held-to-maturity securities losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2024	2023	2023	2023	2023
Assets
Cash and due from banks	$379,825	$423,404	$418,088	$513,858	$445,928
Federal funds sold and securities purchased under resale agreements	61	60	60	59	58
Interest-bearing deposits with banks	2,131,077	2,084,323	2,448,570	2,163,708	1,563,578
Available-for-sale securities, at fair value	4,387,598	3,502,915	3,611,835	3,492,481	3,259,845
Held-to-maturity securities, at amortized cost	3,810,015	3,856,916	3,909,150	3,564,473	3,606,391
Trading account securities	2,184	4,707	1,663	3,027	102
Equity securities with readily determinable fair value	119,777	139,268	134,310	116,275	111,943
Federal Home Loan Bank and Federal Reserve Bank stock	224,657	205,003	204,040	195,117	244,957
Brokerage customer receivables	13,382	10,592	14,042	15,722	16,042
Mortgage loans held-for-sale, at fair value	339,884	292,722	304,808	338,728	302,493
Loans, net of unearned income	43,230,706	42,131,831	41,446,032	41,023,408	39,565,471
Allowance for loan losses	(348,612)	(344,235)	(315,039)	(302,499)	(287,972)
Net loans	42,882,094	41,787,596	41,130,993	40,720,909	39,277,499
Premises, software and equipment, net	744,769	748,966	747,501	749,393	760,283
Lease investments, net	283,557	281,280	275,152	274,351	256,301
Accrued interest receivable and other assets	1,580,142	1,551,899	1,674,681	1,455,748	1,413,795
Trade date securities receivable	—	690,722	—	—	939,758
Goodwill	656,181	656,672	656,109	656,674	653,587
Other acquisition-related intangible assets	21,730	22,889	24,244	25,653	20,951
Total assets	$57,576,933	$56,259,934	$55,555,246	$54,286,176	$52,873,511
Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$9,908,183	$10,420,401	$10,347,006	$10,604,915	$11,236,083
Interest-bearing	36,540,675	34,976,769	34,645,680	33,433,792	31,482,128
Total deposits	46,448,858	45,397,170	44,992,686	44,038,707	42,718,211
Federal Home Loan Bank advances	2,676,751	2,326,071	2,326,071	2,026,071	2,316,071
Other borrowings	575,408	645,813	643,999	665,219	583,548
Subordinated notes	437,965	437,866	437,731	437,628	437,493
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Accrued interest payable and other liabilities	1,747,985	1,799,922	1,885,580	1,823,073	1,549,116
Total liabilities	52,140,533	50,860,408	50,539,633	49,244,264	47,858,005
Shareholders’ Equity:
Preferred stock	412,500	412,500	412,500	412,500	412,500
Common stock	61,798	61,269	61,244	61,219	61,198
Surplus	1,954,532	1,943,806	1,933,226	1,923,623	1,913,947
Treasury stock	(5,757)	(2,217)	(1,966)	(1,966)	(1,966)
Retained earnings	3,498,475	3,345,399	3,253,332	3,120,626	2,997,263
Accumulated other comprehensive loss	(485,148)	(361,231)	(642,723)	(474,090)	(367,436)
Total shareholders’ equity	5,436,400	5,399,526	5,015,613	5,041,912	5,015,506
Total liabilities and shareholders’ equity	$57,576,933	$56,259,934	$55,555,246	$54,286,176	$52,873,511

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023
Interest income
Interest and fees on loans	$710,341	$694,943	$666,260	$621,057	$558,692
Mortgage loans held-for-sale	4,146	4,318	4,767	4,178	3,528
Interest-bearing deposits with banks	16,658	21,762	26,866	16,882	13,468
Federal funds sold and securities purchased under resale agreements	19	578	1,157	1	70
Investment securities	69,678	68,237	59,164	51,243	59,943
Trading account securities	18	15	6	6	14
Federal Home Loan Bank and Federal Reserve Bank stock	4,478	3,792	3,896	3,544	3,680
Brokerage customer receivables	175	203	284	265	295
Total interest income	805,513	793,848	762,400	697,176	639,690
Interest expense
Interest on deposits	299,532	285,390	262,783	213,495	144,802
Interest on Federal Home Loan Bank advances	22,048	18,316	17,436	17,399	19,135
Interest on other borrowings	9,248	9,557	9,384	8,485	7,854
Interest on subordinated notes	5,487	5,522	5,491	5,523	5,488
Interest on junior subordinated debentures	5,004	5,089	4,948	4,737	4,416
Total interest expense	341,319	323,874	300,042	249,639	181,695
Net interest income	464,194	469,974	462,358	447,537	457,995
Provision for credit losses	21,673	42,908	19,923	28,514	23,045
Net interest income after provision for credit losses	442,521	427,066	442,435	419,023	434,950
Non-interest income
Wealth management	34,815	33,275	33,529	33,858	29,945
Mortgage banking	27,663	7,433	27,395	29,981	18,264
Service charges on deposit accounts	14,811	14,522	14,217	13,608	12,903
Gains (losses) on investment securities, net	1,326	2,484	(2,357)	0	1,398
Fees from covered call options	4,847	4,679	4,215	2,578	10,391
Trading gains (losses), net	677	(505)	728	106	813
Operating lease income, net	14,110	14,162	13,863	12,227	13,046
Other	42,331	24,779	20,888	20,672	21,009
Total non-interest income	140,580	100,829	112,478	113,030	107,769
Non-interest expense
Salaries and employee benefits	195,173	193,971	192,338	184,923	176,781
Software and equipment	27,731	27,779	25,951	26,205	24,697
Operating lease equipment	10,683	10,694	12,020	9,816	9,833
Occupancy, net	19,086	18,102	21,304	19,176	18,486
Data processing	9,292	8,892	10,773	9,726	9,409
Advertising and marketing	13,040	17,166	18,169	17,794	11,946
Professional fees	9,553	8,768	8,887	8,940	8,163
Amortization of other acquisition-related intangible assets	1,158	1,356	1,408	1,499	1,235
FDIC insurance	14,537	43,677	9,748	9,008	8,669
OREO expenses, net	392	(1,559)	120	118	(207)
Other	32,500	33,806	29,337	33,418	30,157
Total non-interest expense	333,145	362,652	330,055	320,623	299,169
Income before taxes	249,956	165,243	224,858	211,430	243,550
Income tax expense	62,662	41,763	60,660	56,680	63,352
Net income	$187,294	$123,480	$164,198	$154,750	$180,198
Preferred stock dividends	6,991	6,991	6,991	6,991	6,991
Net income applicable to common shares	$180,303	$116,489	$157,207	$147,759	$173,207
Net income per common share - Basic	$2.93	$1.90	$2.57	$2.41	$2.84
Net income per common share - Diluted	$2.89	$1.87	$2.53	$2.38	$2.80
Cash dividends declared per common share	$0.45	$0.40	$0.40	$0.40	$0.40
Weighted average common shares outstanding	61,481	61,236	61,213	61,192	60,950
Dilutive potential common shares	928	1,166	964	902	873
Average common shares and dilutive common shares	62,409	62,402	62,177	62,094	61,823

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2023 (1)	Mar 31, 2023
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. government agencies	$193,064	$155,529	$190,511	$235,570	$155,687	97%	24%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. government agencies	146,820	137,193	114,297	103,158	146,806	28	0
Total mortgage loans held-for-sale	$339,884	$292,722	$304,808	$338,728	$302,493	65%	12%

Core loans:
Commercial
Commercial and industrial	$6,105,968	$5,804,629	$5,894,732	$5,737,633	$5,855,035	21%	4%
Asset-based lending	1,355,255	1,433,250	1,396,591	1,465,848	1,482,071	(22)	(9)
Municipal	721,526	677,143	676,915	653,117	655,301	26	10
Leases	2,344,295	2,208,368	2,109,628	1,925,767	1,904,137	25	23
PPP loans	11,036	11,533	13,744	15,337	17,195	(17)	(36)
Commercial real estate
Residential construction	57,558	58,642	51,550	51,689	69,998	(7)	(18)
Commercial construction	1,748,607	1,729,937	1,547,322	1,409,751	1,234,762	4	42
Land	344,149	295,462	294,901	298,996	292,293	66	18
Office	1,566,748	1,455,417	1,422,748	1,404,422	1,392,040	31	13
Industrial	2,190,200	2,135,876	2,057,957	2,002,740	1,858,088	10	18
Retail	1,366,415	1,337,517	1,341,451	1,304,083	1,309,680	9	4
Multi-family	2,922,432	2,815,911	2,710,829	2,696,478	2,635,411	15	11
Mixed use and other	1,437,328	1,515,402	1,519,422	1,440,652	1,446,806	(21)	(1)
Home equity	340,349	343,976	343,258	336,974	337,016	(4)	1
Residential real estate
Residential real estate loans for investment	2,746,916	2,619,083	2,538,630	2,455,392	2,309,393	20	19
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. government agencies	90,911	92,780	97,911	117,024	119,301	(8)	(24)
Residential mortgage loans, early buy-out exercised loans guaranteed by U.S. government agencies	52,439	57,803	71,062	70,824	76,851	(37)	(32)
Total core loans	$25,402,132	$24,592,729	$24,088,651	$23,386,727	$22,995,378	13%	10%

Niche loans:
Commercial
Franchise	$1,122,302	$1,092,532	$1,074,162	$1,091,164	$1,131,913	11%	(1)%
Mortgage warehouse lines of credit	403,245	230,211	245,450	381,043	235,684	302	71
Community Advantage - homeowners association	475,832	452,734	424,054	405,042	389,922	21	22
Insurance agency lending	964,022	921,653	890,197	925,520	905,727	18	6
Premium Finance receivables
U.S. property & casualty insurance	6,113,993	5,983,103	5,815,346	5,900,228	5,043,486	9	21
Canada property & casualty insurance	826,026	920,426	907,401	862,470	695,394	(41)	19
Life insurance	7,872,033	7,877,943	7,931,808	8,039,273	8,125,802	0	(3)
Consumer and other	51,121	60,500	68,963	31,941	42,165	(62)	21
Total niche loans	$17,828,574	$17,539,102	$17,357,381	$17,636,681	$16,570,093	7%	8%

Total loans, net of unearned income	$43,230,706	$42,131,831	$41,446,032	$41,023,408	$39,565,471	10%	9%
(1)Annualized.

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2023 (1)	Mar 31, 2023
Balance:
Non-interest-bearing	$9,908,183	$10,420,401	$10,347,006	$10,604,915	$11,236,083	(20)%	(12)%
NOW and interest-bearing demand deposits	5,720,947	5,797,649	6,006,114	5,814,836	5,576,558	(5)	3
Wealth management deposits (2)	1,347,817	1,614,499	1,788,099	1,417,984	1,809,933	(66)	(26)
Money market	15,617,717	15,149,215	14,478,504	14,523,124	13,552,277	12	15
Savings	5,959,774	5,790,334	5,584,294	5,321,578	5,192,108	12	15
Time certificates of deposit	7,894,420	6,625,072	6,788,669	6,356,270	5,351,252	77	48
Total deposits	$46,448,858	$45,397,170	$44,992,686	$44,038,707	$42,718,211	9%	9%
Mix:
Non-interest-bearing	21%	23%	23%	24%	26%
NOW and interest-bearing demand deposits	12	13	13	13	13
Wealth management deposits (2)	3	4	4	3	4
Money market	34	33	32	33	32
Savings	13	13	13	12	12
Time certificates of deposit	17	14	15	15	13
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC (“CDEC”), and trust and asset management customers of the Company.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of March 31, 2024

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit
1-3 months	$2,250,084	4.53%
4-6 months	2,431,414	4.76
7-9 months	1,658,270	4.32
10-12 months	991,137	4.06
13-18 months	438,441	3.71
19-24 months	55,853	2.50
24+ months	69,221	1.78
Total	$7,894,420	4.42%

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2024	2023	2023	2023	2023
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$1,254,332	$1,682,176	$2,053,568	$1,454,057	$1,235,748
Investment securities (2)	8,349,796	7,971,068	7,706,285	7,252,582	7,956,722
FHLB and FRB stock	230,648	204,593	201,252	223,813	233,615
Liquidity management assets (3)	9,834,776	9,857,837	9,961,105	8,930,452	9,426,085
Other earning assets (3)(4)	15,081	14,821	17,879	17,401	18,445
Mortgage loans held-for-sale	290,275	279,569	319,099	307,683	270,966
Loans, net of unearned income (3)(5)	42,129,893	41,361,952	40,707,042	40,106,393	39,093,368
Total earning assets (3)	52,270,025	51,514,179	51,005,125	49,361,929	48,808,864
Allowance for loan and investment security losses	(361,734)	(329,441)	(319,491)	(302,627)	(282,704)
Cash and due from banks	450,267	443,989	459,819	481,510	488,457
Other assets	3,244,137	3,388,348	3,236,528	3,061,141	3,060,701
Total assets	$55,602,695	$55,017,075	$54,381,981	$52,601,953	$52,075,318

NOW and interest-bearing demand deposits	$5,680,265	$5,868,976	$5,815,155	$5,540,597	$5,271,740
Wealth management deposits	1,510,203	1,704,099	1,512,765	1,545,626	2,167,081
Money market accounts	14,474,492	14,212,320	14,155,446	13,735,924	12,533,468
Savings accounts	5,792,118	5,676,155	5,472,535	5,206,609	4,830,322
Time deposits	7,148,456	6,645,980	6,495,906	5,603,024	5,041,638
Interest-bearing deposits	34,605,534	34,107,530	33,451,807	31,631,780	29,844,249
Federal Home Loan Bank advances	2,728,849	2,326,073	2,241,292	2,227,106	2,474,882
Other borrowings	627,711	633,673	657,454	625,757	602,937
Subordinated notes	437,893	437,785	437,658	437,545	437,422
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	38,653,553	37,758,627	37,041,777	35,175,754	33,613,056
Non-interest-bearing deposits	9,972,646	10,406,585	10,612,009	10,908,022	12,171,631
Other liabilities	1,536,039	1,785,667	1,644,312	1,473,459	1,395,360
Equity	5,440,457	5,066,196	5,083,883	5,044,718	4,895,271
Total liabilities and shareholders’ equity	$55,602,695	$55,017,075	$54,381,981	$52,601,953	$52,075,318

Net free funds/contribution (6)	$13,616,472	$13,755,552	$13,963,348	$14,186,175	$15,195,808
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)Other earning assets include brokerage customer receivables and trading account securities.
(5)Loans, net of unearned income, include non-accrual loans.
(6)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2024	2023	2023	2023	2023
Interest income:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	$16,677	$22,340	$28,022	$16,882	$13,538
Investment securities	70,228	68,812	59,737	51,795	60,494
FHLB and FRB stock	4,478	3,792	3,896	3,544	3,680
Liquidity management assets (1)	91,383	94,944	91,655	72,221	77,712
Other earning assets (1)	198	222	291	272	313
Mortgage loans held-for-sale	4,146	4,318	4,767	4,178	3,528
Loans, net of unearned income (1)	712,587	697,093	668,183	622,939	560,564
Total interest income	$808,314	$796,577	$764,896	$699,610	$642,117

Interest expense:
NOW and interest-bearing demand deposits	$34,896	$38,124	$36,001	$29,178	$18,772
Wealth management deposits	10,461	12,076	9,350	9,097	12,258
Money market accounts	137,984	130,252	124,742	106,630	68,276
Savings accounts	39,071	36,463	31,784	25,603	15,816
Time deposits	77,120	68,475	60,906	42,987	29,680
Interest-bearing deposits	299,532	285,390	262,783	213,495	144,802
Federal Home Loan Bank advances	22,048	18,316	17,436	17,399	19,135
Other borrowings	9,248	9,557	9,384	8,485	7,854
Subordinated notes	5,487	5,522	5,491	5,523	5,488
Junior subordinated debentures	5,004	5,089	4,948	4,737	4,416
Total interest expense	$341,319	$323,874	$300,042	$249,639	$181,695

Less: Fully taxable-equivalent adjustment	(2,801)	(2,729)	(2,496)	(2,434)	(2,427)
Net interest income (GAAP) (2)	464,194	469,974	462,358	447,537	457,995
Fully taxable-equivalent adjustment	2,801	2,729	2,496	2,434	2,427
Net interest income, fully taxable-equivalent (non-GAAP) (2)	$466,995	$472,703	$464,854	$449,971	$460,422
(1)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(2)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023
Yield earned on:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	5.35%	5.27%	5.41%	4.66%	4.44%
Investment securities	3.38	3.42	3.08	2.86	3.08
FHLB and FRB stock	7.81	7.35	7.68	6.35	6.39
Liquidity management assets	3.74	3.82	3.65	3.24	3.34
Other earning assets	5.25	5.92	6.47	6.27	6.87
Mortgage loans held-for-sale	5.74	6.13	5.93	5.45	5.28
Loans, net of unearned income	6.80	6.69	6.51	6.23	5.82
Total earning assets	6.22%	6.13%	5.95%	5.68%	5.34%

Rate paid on:
NOW and interest-bearing demand deposits	2.47%	2.58%	2.46%	2.11%	1.44%
Wealth management deposits	2.79	2.81	2.45	2.36	2.29
Money market accounts	3.83	3.64	3.50	3.11	2.21
Savings accounts	2.71	2.55	2.30	1.97	1.33
Time deposits	4.34	4.09	3.72	3.08	2.39
Interest-bearing deposits	3.48	3.32	3.12	2.71	1.97
Federal Home Loan Bank advances	3.25	3.12	3.09	3.13	3.14
Other borrowings	5.92	5.98	5.66	5.44	5.28
Subordinated notes	5.04	5.00	4.98	5.06	5.02
Junior subordinated debentures	7.94	7.96	7.74	7.49	6.97
Total interest-bearing liabilities	3.55%	3.40%	3.21%	2.85%	2.19%

Interest rate spread (1)(2)	2.67%	2.73%	2.74%	2.83%	3.15%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (3)	0.92	0.91	0.88	0.83	0.68
Net interest margin (GAAP) (2)	3.57%	3.62%	3.60%	3.64%	3.81%
Fully taxable-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (2)	3.59%	3.64%	3.62%	3.66%	3.83%
(1)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(2)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases and decreases of 100 and 200 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Mar 31, 2024	1.9%	1.4%	1.5%	1.6%
Dec 31, 2023	2.6	1.8	0.4	(0.7)
Sep 30, 2023	3.3	1.9	(2.0)	(5.2)
Jun 30, 2023	5.7	2.9	(2.9)	(7.9)
Mar 31, 2023	4.2	2.4	(2.4)	(7.3)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Mar 31, 2024	0.8%	0.6%	1.3%	2.0%
Dec 31, 2023	1.6	1.2	(0.3)	(1.5)
Sep 30, 2023	1.7	1.2	(0.5)	(2.4)
Jun 30, 2023	2.9	1.8	(0.9)	(3.4)
Mar 31, 2023	3.0	1.7	(1.3)	(3.4)

As shown above, the magnitude of potential changes in net interest income in various interest rate scenarios has continued to diminish. Given the recent unprecedented rise in interest rates, the Company has made a conscious effort to reposition its exposure to changing interest rates given the uncertainty of the future interest rate environment. To this end, management has executed various derivative instruments including collars and receive fixed swaps to hedge variable rate loan exposures and originated a higher percentage of its loan originations in longer term fixed rate loans. The Company will continue to monitor current and projected interest rates and may execute additional derivatives to mitigate potential fluctuations in the net interest margin in future years.

TABLE 8: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or contractual maturity period
As of March 31, 2024	One year or less	From one to five years	From five to fifteen years	After fifteen years	Total
(In thousands)
Commercial
Fixed rate	$446,377	$3,035,619	$1,778,737	$38,598	$5,299,331
Variable rate	8,202,814	1,336	—	—	8,204,150
Total commercial	$8,649,191	$3,036,955	$1,778,737	$38,598	$13,503,481
Commercial real estate
Fixed rate	507,960	2,472,599	364,499	53,492	3,398,550
Variable rate	8,218,443	16,406	38	—	8,234,887
Total commercial real estate	$8,726,403	$2,489,005	$364,537	$53,492	$11,633,437
Home equity
Fixed rate	9,684	3,551	—	26	13,261
Variable rate	327,088	—	—	—	327,088
Total home equity	$336,772	$3,551	$—	$26	$340,349
Residential real estate
Fixed rate	19,856	3,515	30,517	1,045,088	1,098,976
Variable rate	79,739	315,526	1,396,025	—	1,791,290
Total residential real estate	$99,595	$319,041	$1,426,542	$1,045,088	$2,890,266
Premium finance receivables - property & casualty
Fixed rate	6,827,182	112,837	—	—	6,940,019
Variable rate	—	—	—	—	—
Total premium finance receivables - property & casualty	$6,827,182	$112,837	$—	$—	$6,940,019
Premium finance receivables - life insurance
Fixed rate	4,452	594,634	4,000	6,991	610,077
Variable rate	7,261,956	—	—	—	7,261,956
Total premium finance receivables - life insurance	$7,266,408	$594,634	$4,000	$6,991	$7,872,033
Consumer and other
Fixed rate	4,139	5,683	9	460	10,291
Variable rate	40,830	—	—	—	40,830
Total consumer and other	$44,969	$5,683	$9	$460	$51,121

Total per category
Fixed rate	7,819,650	6,228,438	2,177,762	1,144,655	17,370,505
Variable rate	24,130,870	333,268	1,396,063	—	25,860,201
Total loans, net of unearned income	$31,950,520	$6,561,706	$3,573,825	$1,144,655	$43,230,706

Variable Rate Loan Pricing by Index:
SOFR tenors					$14,880,310
One- year CMT					6,112,917
Prime					3,341,033
Fed Funds					1,039,799
Ameribor tenors					284,141
Other U.S. Treasury tenors					124,941
Other					77,060
Total variable rate					$25,860,201
SOFR - Secured Overnight Financing Rate.
CMT - Constant Maturity Treasury Rate.
Ameribor - American Interbank Offered Rate.

One-year CMT
1M SOFR
PRIME
SOFR & CMT
PRIME
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
3/31/23
4/30/23
5/31/23
6/30/23
7/31/23
8/31/23
9/30/23
10/31/23
11/30/23
12/31/23
1/31/24
2/29/24
3/31/24

	3/31/2023	4/30/2023	5/31/2023	6/30/2023	7/31/2023	8/31/2023	9/30/2023	10/31/2023	11/30/2023	12/31/2023	1/31/2024	2/29/2024	3/31/2024
1M SOFR	4.80	5.02	5.17	5.14	5.32	5.33	5.32	5.32	5.34	5.35	5.33	5.32	5.33
One-year CMT	4.64	4.80	5.18	5.40	5.37	5.37	5.46	5.44	5.16	4.79	4.73	5.01	5.03
Prime	8.00	8.00	8.25	8.25	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to SOFR and CMT indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates. Specifically, the Company has variable rate loans of $11.6 billion tied to one-month SOFR and $6.1 billion tied to one-year CMT. The above chart shows:

	Basis Point (bp) Change in
	1-month SOFR		One- year CMT		Prime
First Quarter 2024	(2)	bps	24	bps	0	bps
Fourth Quarter 2023	3		(67)		0
Third Quarter 2023	18		6		25
Second Quarter 2023	34		76		25
First Quarter 2023	44		(9)		50

TABLE 9: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2024	2023	2023	2023	2023
Allowance for credit losses at beginning of period	$427,612	$399,531	$387,786	$376,261	$357,936
Cumulative effect adjustment from the adoption of ASU 2022-02	—	—	—	—	741
Provision for credit losses	21,673	42,908	19,923	28,514	23,045
Other adjustments	(31)	62	(60)	41	4
Charge-offs:
Commercial	11,215	5,114	2,427	5,629	2,543
Commercial real estate	5,469	5,386	1,713	8,124	5
Home equity	74	—	227	—	—
Residential real estate	38	114	78	—	—
Premium finance receivables - property & casualty	6,938	6,706	5,830	4,519	4,629
Premium finance receivables - life insurance	—	—	18	134	21
Consumer and other	107	148	184	110	153
Total charge-offs	23,841	17,468	10,477	18,516	7,351
Recoveries:
Commercial	479	592	1,162	505	392
Commercial real estate	31	92	243	25	100
Home equity	29	34	33	37	35
Residential real estate	2	10	1	6	4
Premium finance receivables - property & casualty	1,519	1,820	906	890	1,314
Premium finance receivables - life insurance	8	7	—	—	9
Consumer and other	23	24	14	23	32
Total recoveries	2,091	2,579	2,359	1,486	1,886
Net charge-offs	(21,750)	(14,889)	(8,118)	(17,030)	(5,465)
Allowance for credit losses at period end	$427,504	$427,612	$399,531	$387,786	$376,261

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.33%	0.14%	0.04%	0.16%	0.07%
Commercial real estate	0.19	0.19	0.05	0.31	0.00
Home equity	0.05	(0.04)	0.23	(0.04)	(0.04)
Residential real estate	0.01	0.02	0.01	0.00	0.00
Premium finance receivables - property & casualty	0.32	0.29	0.29	0.24	0.23
Premium finance receivables - life insurance	(0.00)	(0.00)	0.00	0.01	0.00
Consumer and other	0.42	0.58	0.65	0.45	0.74
Total loans, net of unearned income	0.21%	0.14%	0.08%	0.17%	0.06%

Loans at period end	$43,230,706	$42,131,831	$41,446,032	$41,023,408	$39,565,471
Allowance for loan losses as a percentage of loans at period end	0.81%	0.82%	0.76%	0.74%	0.73%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.99	1.01	0.96	0.94	0.95

TABLE 10: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2024	2023	2023	2023	2023
Provision for loan losses	$26,159	$44,023	$20,717	$31,516	$22,520
Provision for unfunded lending-related commitments losses	(4,468)	(1,081)	(769)	(2,945)	550
Provision for held-to-maturity securities losses	(18)	(34)	(25)	(57)	(25)
Provision for credit losses	$21,673	$42,908	$19,923	$28,514	$23,045

Allowance for loan losses	$348,612	$344,235	$315,039	$302,499	$287,972
Allowance for unfunded lending-related commitments losses	78,563	83,030	84,111	84,881	87,826
Allowance for loan losses and unfunded lending-related commitments losses	427,175	427,265	399,150	387,380	375,798
Allowance for held-to-maturity securities losses	329	347	381	406	463
Allowance for credit losses	$427,504	$427,612	$399,531	$387,786	$376,261

TABLE 11: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s loan portfolios as well as core and niche portfolios, as of March 31, 2024, December 31, 2023 and September 30, 2023.

	As of Mar 31, 2024			As of Dec 31, 2023			As of Sep 30, 2023
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other	$13,503,481	$166,518	1.23%	$12,832,053	$169,604	1.32%	$12,725,473	$151,488	1.19%
Commercial real estate:
Construction and development	2,150,314	96,052	4.47	2,084,041	94,081	4.51	1,893,773	90,622	4.79
Non-construction	9,483,123	130,000	1.37	9,260,123	129,772	1.40	9,052,407	125,096	1.38
Home equity	340,349	7,191	2.11	343,976	7,116	2.07	343,258	7,080	2.06
Residential real estate	2,890,266	13,701	0.47	2,769,666	13,133	0.47	2,707,603	12,659	0.47
Premium finance receivables
Property and casualty insurance	6,940,019	12,645	0.18	6,903,529	12,384	0.18	6,722,747	11,132	0.17
Life insurance	7,872,033	685	0.01	7,877,943	685	0.01	7,931,808	688	0.01
Consumer and other	51,121	383	0.75	60,500	490	0.81	68,963	385	0.56
Total loans, net of unearned income	$43,230,706	$427,175	0.99%	$42,131,831	$427,265	1.01%	$41,446,032	$399,150	0.96%

Total core loans (1)	$25,402,132	$382,372	1.51%	$24,592,729	$380,847	1.55%	$24,088,651	$363,873	1.51%
Total niche loans (1)	17,828,574	44,803	0.25	17,539,102	46,418	0.26	17,357,381	35,277	0.20

(1)See Table 1 for additional detail on core and niche loans.

TABLE 12: LOAN PORTFOLIO AGING

(In thousands)	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023
Loan Balances:
Commercial
Nonaccrual	$31,740	$38,940	$43,569	$40,460	$47,950
90+ days and still accruing	27	98	200	573	—
60-89 days past due	30,248	19,488	22,889	22,808	10,755
30-59 days past due	77,715	85,743	35,681	48,970	95,593
Current	13,363,751	12,687,784	12,623,134	12,487,660	12,422,687
Total commercial	$13,503,481	$12,832,053	$12,725,473	$12,600,471	$12,576,985
Commercial real estate
Nonaccrual	$39,262	$35,459	$17,043	$18,483	$11,196
90+ days and still accruing	—	—	1,092	—	—
60-89 days past due	16,713	8,515	7,395	1,054	20,539
30-59 days past due	32,998	20,634	60,984	14,218	72,680
Current	11,544,464	11,279,556	10,859,666	10,575,056	10,134,663
Total commercial real estate	$11,633,437	$11,344,164	$10,946,180	$10,608,811	$10,239,078
Home equity
Nonaccrual	$838	$1,341	$1,363	$1,361	$1,190
90+ days and still accruing	—	—	—	110	—
60-89 days past due	212	62	219	316	116
30-59 days past due	1,617	2,263	1,668	601	1,118
Current	337,682	340,310	340,008	334,586	334,592
Total home equity	$340,349	$343,976	$343,258	$336,974	$337,016
Residential real estate
Early buy-out loans guaranteed by U.S. government agencies (1)	$143,350	$150,583	$168,973	$187,848	$196,152
Nonaccrual	17,901	15,391	16,103	13,652	11,333
90+ days and still accruing	—	—	—	—	104
60-89 days past due	—	2,325	1,145	7,243	74
30-59 days past due	24,523	22,942	904	872	19,183
Current	2,704,492	2,578,425	2,520,478	2,433,625	2,278,699
Total residential real estate	$2,890,266	$2,769,666	$2,707,603	$2,643,240	$2,505,545
Premium finance receivables - property & casualty
Nonaccrual	$32,648	$27,590	$26,756	$19,583	$18,543
90+ days and still accruing	25,877	20,135	16,253	12,785	9,215
60-89 days past due	15,274	23,236	16,552	22,670	14,287
30-59 days past due	59,729	50,437	31,919	32,751	32,545
Current	6,806,491	6,782,131	6,631,267	6,674,909	5,664,290
Total Premium finance receivables - property & casualty	$6,940,019	$6,903,529	$6,722,747	$6,762,698	$5,738,880
Premium finance receivables - life insurance
Nonaccrual	$—	$—	$—	$6	$—
90+ days and still accruing	—	—	10,679	1,667	1,066
60-89 days past due	32,482	16,206	41,894	3,729	21,552
30-59 days past due	100,137	45,464	14,972	90,117	52,975
Current	7,739,414	7,816,273	7,864,263	7,943,754	8,050,209
Total Premium finance receivables - life insurance	$7,872,033	$7,877,943	$7,931,808	$8,039,273	$8,125,802
Consumer and other
Nonaccrual	$19	$22	$16	$4	$6
90+ days and still accruing	47	54	27	28	87
60-89 days past due	16	25	196	51	10
30-59 days past due	210	165	519	146	379
Current	50,829	60,234	68,205	31,712	41,683
Total consumer and other	$51,121	$60,500	$68,963	$31,941	$42,165
Total loans, net of unearned income
Early buy-out loans guaranteed by U.S. government agencies (1)	$143,350	$150,583	$168,973	$187,848	$196,152
Nonaccrual	122,408	118,743	104,850	93,549	90,218
90+ days and still accruing	25,951	20,287	28,251	15,163	10,472
60-89 days past due	94,945	69,857	90,290	57,871	67,333
30-59 days past due	296,929	227,648	146,647	187,675	274,473
Current	42,547,123	41,544,713	40,907,021	40,481,302	38,926,823
Total loans, net of unearned income	$43,230,706	$42,131,831	$41,446,032	$41,023,408	$39,565,471
(1)Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

TABLE 13: NON-PERFORMING ASSETS(1)

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2024	2023	2023	2023	2023
Loans past due greater than 90 days and still accruing:
Commercial	$27	$98	$200	$573	$—
Commercial real estate	—	—	1,092	—	—
Home equity	—	—	—	110	—
Residential real estate	—	—	—	—	104
Premium finance receivables - property & casualty	25,877	20,135	16,253	12,785	9,215
Premium finance receivables - life insurance	—	—	10,679	1,667	1,066
Consumer and other	47	54	27	28	87
Total loans past due greater than 90 days and still accruing	25,951	20,287	28,251	15,163	10,472
Non-accrual loans:
Commercial	31,740	38,940	43,569	40,460	47,950
Commercial real estate	39,262	35,459	17,043	18,483	11,196
Home equity	838	1,341	1,363	1,361	1,190
Residential real estate	17,901	15,391	16,103	13,652	11,333
Premium finance receivables - property & casualty	32,648	27,590	26,756	19,583	18,543
Premium finance receivables - life insurance	—	—	—	6	—
Consumer and other	19	22	16	4	6
Total non-accrual loans	122,408	118,743	104,850	93,549	90,218
Total non-performing loans:
Commercial	31,767	39,038	43,769	41,033	47,950
Commercial real estate	39,262	35,459	18,135	18,483	11,196
Home equity	838	1,341	1,363	1,471	1,190
Residential real estate	17,901	15,391	16,103	13,652	11,437
Premium finance receivables - property & casualty	58,525	47,725	43,009	32,368	27,758
Premium finance receivables - life insurance	—	—	10,679	1,673	1,066
Consumer and other	66	76	43	32	93
Total non-performing loans	$148,359	$139,030	$133,101	$108,712	$100,690
Other real estate owned	14,538	13,309	14,060	11,586	9,361
Total non-performing assets	$162,897	$152,339	$147,161	$120,298	$110,051
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.24%	0.30%	0.34%	0.33%	0.38%
Commercial real estate	0.34	0.31	0.17	0.17	0.11
Home equity	0.25	0.39	0.40	0.44	0.35
Residential real estate	0.62	0.56	0.59	0.52	0.46
Premium finance receivables - property & casualty	0.84	0.69	0.64	0.48	0.48
Premium finance receivables - life insurance	—	—	0.13	0.02	0.01
Consumer and other	0.13	0.13	0.06	0.10	0.22
Total loans, net of unearned income	0.34%	0.33%	0.32%	0.26%	0.25%
Total non-performing assets as a percentage of total assets	0.28%	0.27%	0.26%	0.22%	0.21%
Allowance for loan losses and unfunded lending-related commitments losses as a percentage of non-accrual loans	348.98%	359.82%	380.69%	414.09%	416.54%

(1)Excludes early buy-out loans guaranteed by U.S. government agencies. Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

Non-performing Loans Rollforward, excluding early buy-out loans guaranteed by U.S. government agencies

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2024	2023	2023	2023	2023

Balance at beginning of period	$139,030	$133,101	$108,712	$100,690	$100,697
Additions from becoming non-performing in the respective period	23,142	59,010	18,666	21,246	24,455
Return to performing status	(490)	(24,469)	(1,702)	(360)	(480)
Payments received	(8,336)	(10,000)	(6,488)	(12,314)	(5,261)
Transfer to OREO and other repossessed assets	(1,381)	(2,623)	(2,671)	(2,958)	—
Charge-offs, net	(14,810)	(9,480)	(3,011)	(2,696)	(1,159)
Net change for niche loans (1)	11,204	(6,509)	19,595	5,104	(17,562)
Balance at end of period	$148,359	$139,030	$133,101	$108,712	$100,690
(1)Includes activity for premium finance receivables and indirect consumer loans.

Other Real Estate Owned

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2024	2023	2023	2023	2023
Balance at beginning of period	$13,309	$14,060	$11,586	$9,361	$9,900
Disposals/resolved	—	(3,416)	(467)	(733)	(435)
Transfers in at fair value, less costs to sell	1,436	2,665	2,941	2,958	—
Fair value adjustments	(207)	—	—	—	(104)
Balance at end of period	$14,538	$13,309	$14,060	$11,586	$9,361

	Period End
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Balance by Property Type:	2024	2023	2023	2023	2023
Residential real estate	$720	$720	$441	$318	$1,051
Residential real estate development	426	—	—	—	—
Commercial real estate	13,392	12,589	13,619	11,268	8,310
Total	$14,538	$13,309	$14,060	$11,586	$9,361

TABLE 14: NON-INTEREST INCOME

	Three Months Ended					Q1 2024 compared to Q4 2023		Q1 2024 compared to Q1 2023
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2024	2023	2023	2023	2023	$ Change	% Change	$ Change	% Change
Brokerage	$5,556	$5,349	$4,359	$4,404	$4,533	$207	4%	$1,023	23%
Trust and asset management	29,259	27,926	29,170	29,454	25,412	1,333	5	3,847	15
Total wealth management	34,815	33,275	33,529	33,858	29,945	1,540	5	4,870	16
Mortgage banking	27,663	7,433	27,395	29,981	18,264	20,230	NM	9,399	51
Service charges on deposit accounts	14,811	14,522	14,217	13,608	12,903	289	2	1,908	15
Gains (losses) on investment securities, net	1,326	2,484	(2,357)	0	1,398	(1,158)	(47)	(72)	(5)
Fees from covered call options	4,847	4,679	4,215	2,578	10,391	168	4	(5,544)	(53)
Trading gains (losses), net	677	(505)	728	106	813	1,182	NM	(136)	(17)
Operating lease income, net	14,110	14,162	13,863	12,227	13,046	(52)	0	1,064	8
Other:
Interest rate swap fees	2,828	4,021	2,913	2,711	2,606	(1,193)	(30)	222	9
BOLI	1,651	1,747	729	1,322	1,351	(96)	(5)	300	22
Administrative services	1,217	1,329	1,336	1,319	1,615	(112)	(8)	(398)	(25)
Foreign currency remeasurement (losses) gains	(1,171)	1,150	(446)	543	(188)	(2,321)	NM	(983)	NM
Early pay-offs of capital leases	430	157	461	201	365	273	NM	65	18
Miscellaneous	37,376	16,375	15,895	14,576	15,260	21,001	NM	22,116	NM
Total Other	42,331	24,779	20,888	20,672	21,009	17,552	71	21,322	NM
Total Non-Interest Income	$140,580	$100,829	$112,478	$113,030	$107,769	$39,751	39%	$32,811	30%
NM - Not meaningful.
BOLI - Bank-owned life insurance.

TABLE 15: NON-INTEREST EXPENSE

	Three Months Ended					Q1 2024 compared to Q4 2023		Q1 2024 compared to Q1 2023
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2024	2023	2023	2023	2023	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$112,172	$111,484	$111,303	$107,671	$108,354	$688	1%	$3,818	4%
Commissions and incentive compensation	51,001	48,974	48,817	44,511	39,799	2,027	4	11,202	28
Benefits	32,000	33,513	32,218	32,741	28,628	(1,513)	(5)	3,372	12
Total salaries and employee benefits	195,173	193,971	192,338	184,923	176,781	1,202	1	18,392	10
Software and equipment	27,731	27,779	25,951	26,205	24,697	(48)	0	3,034	12
Operating lease equipment	10,683	10,694	12,020	9,816	9,833	(11)	0	850	9
Occupancy, net	19,086	18,102	21,304	19,176	18,486	984	5	600	3
Data processing	9,292	8,892	10,773	9,726	9,409	400	4	(117)	(1)
Advertising and marketing	13,040	17,166	18,169	17,794	11,946	(4,126)	(24)	1,094	9
Professional fees	9,553	8,768	8,887	8,940	8,163	785	9	1,390	17
Amortization of other acquisition-related intangible assets	1,158	1,356	1,408	1,499	1,235	(198)	(15)	(77)	(6)
FDIC insurance	9,381	9,303	9,748	9,008	8,669	78	1	712	8
FDIC insurance - special assessment	5,156	34,374	—	—	—	(29,218)	(85)	5,156	NM
OREO expense, net	392	(1,559)	120	118	(207)	1,951	NM	599	NM
Other:
Lending expenses, net of deferred origination costs	5,078	5,330	4,777	7,890	3,099	(252)	(5)	1,979	64
Travel and entertainment	4,597	5,754	5,449	5,401	4,590	(1,157)	(20)	7	0
Miscellaneous	22,825	22,722	19,111	20,127	22,468	103	0	357	2
Total other	32,500	33,806	29,337	33,418	30,157	(1,306)	(4)	2,343	8
Total Non-Interest Expense	$333,145	$362,652	$330,055	$320,623	$299,169	$(29,507)	(8)%	$33,976	11%
NM - Not meaningful.

TABLE 16: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity, and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company’s interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company’s core net income.

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2024	2023	2023	2023	2023
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$805,513	$793,848	$762,400	$697,176	$639,690
Taxable-equivalent adjustment:
- Loans	2,246	2,150	1,923	1,882	1,872
- Liquidity Management Assets	550	575	572	551	551
- Other Earning Assets	5	4	1	1	4
(B) Interest Income (non-GAAP)	$808,314	$796,577	$764,896	$699,610	$642,117
(C) Interest Expense (GAAP)	341,319	323,874	300,042	249,639	181,695
(D) Net Interest Income (GAAP) (A minus C)	$464,194	$469,974	$462,358	$447,537	$457,995
(E) Net Interest Income (non-GAAP) (B minus C)	$466,995	$472,703	$464,854	$449,971	$460,422
Net interest margin (GAAP)	3.57%	3.62%	3.60%	3.64%	3.81%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.59	3.64	3.62	3.66	3.83
(F) Non-interest income	$140,580	$100,829	$112,478	$113,030	$107,769
(G) (Losses) gains on investment securities, net	1,326	2,484	(2,357)	0	1,398
(H) Non-interest expense	333,145	362,652	330,055	320,623	299,169
Efficiency ratio (H/(D+F-G))	55.21%	63.81%	57.18%	57.20%	53.01%
Efficiency ratio (non-GAAP) (H/(E+F-G))	54.95	63.51	56.94	56.95	52.78

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2024	2023	2023	2023	2023
Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$5,436,400	$5,399,526	$5,015,613	$5,041,912	$5,015,506
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
Less: Intangible assets (GAAP)	(677,911)	(679,561)	(680,353)	(682,327)	(674,538)
(I) Total tangible common shareholders’ equity (non-GAAP)	$4,345,989	$4,307,465	$3,922,760	$3,947,085	$3,928,468
(J) Total assets (GAAP)	$57,576,933	$56,259,934	$55,555,246	$54,286,176	$52,873,511
Less: Intangible assets (GAAP)	(677,911)	(679,561)	(680,353)	(682,327)	(674,538)
(K) Total tangible assets (non-GAAP)	$56,899,022	$55,580,373	$54,874,893	$53,603,849	$52,198,973
Common equity to assets ratio (GAAP) (L/J)	8.7%	8.9%	8.3%	8.5%	8.7%
Tangible common equity ratio (non-GAAP) (I/K)	7.6	7.7	7.1	7.4	7.5

Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$5,436,400	$5,399,526	$5,015,613	$5,041,912	$5,015,506
Less: Preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(L) Total common equity	$5,023,900	$4,987,026	$4,603,113	$4,629,412	$4,603,006
(M) Actual common shares outstanding	61,737	61,244	61,222	61,198	61,176
Book value per common share (L/M)	$81.38	$81.43	$75.19	$75.65	$75.24
Tangible book value per common share (non-GAAP) (I/M)	70.40	70.33	64.07	64.50	64.22

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$180,303	$116,489	$157,207	$147,759	$173,207
Add: Intangible asset amortization	1,158	1,356	1,408	1,499	1,235
Less: Tax effect of intangible asset amortization	(291)	(343)	(380)	(402)	(321)
After-tax intangible asset amortization	$867	$1,013	$1,028	$1,097	$914
(O) Tangible net income applicable to common shares (non-GAAP)	$181,170	$117,502	$158,235	$148,856	$174,121
Total average shareholders’ equity	$5,440,457	$5,066,196	$5,083,883	$5,044,718	$4,895,271
Less: Average preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(P) Total average common shareholders’ equity	$5,027,957	$4,653,696	$4,671,383	$4,632,218	$4,482,771
Less: Average intangible assets	(678,731)	(679,812)	(681,520)	(682,561)	(675,247)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$4,349,226	$3,973,884	$3,989,863	$3,949,657	$3,807,524
Return on average common equity, annualized (N/P)	14.42%	9.93%	13.35%	12.79%	15.67%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	16.75	11.73	15.73	15.12	18.55

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$249,956	$165,243	$224,858	$211,430	$243,550
Add: Provision for credit losses	21,673	42,908	19,923	28,514	23,045
Pre-tax income, excluding provision for credit losses (non-GAAP)	$271,629	$208,151	$244,781	$239,944	$266,595

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A., in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Countryside, Crete, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Grayslake, Gurnee, Hanover Park, Hawthorn Woods, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lombard, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, Norridge, Northfield, Oak Lawn, Oak Park, Orland Park, Palatine, Park Ridge, Prospect Heights, Riverside, Rockford, Rolling Meadows, Round Lake Beach, Shorewood, Skokie, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Burlington, Clinton, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Pewaukee, Racine, Wales, Walworth, Whitefish Bay and Wind Lake, and in Florida in Bonita Springs and Naples, and in Indiana in Crown Point and Dyer.

Additionally, the Company operates various non-bank business units:
•FIRST Insurance Funding and Wintrust Life Finance, each a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.
•Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2023 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, plans to form additional de novo banks or branch offices, and management’s long-term performance goals, as well as statements relating to the anticipated effects on the Company’s financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•economic conditions and events that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, including an actual or threatened U.S. government debt default or rating downgrade, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•the interest rate environment, including a prolonged period of low interest rates or rising interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected losses, difficulties or developments related to the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion and similar events or data corruption attempts and identity theft;
•adverse effects on our information technology systems, or those of third parties, resulting from failures, human error or cyberattacks (including ransomware);
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries, and ability of the Company to effectively manage the transition of the chief executive officer role;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions and the impact of recent failures of financial institutions, including broader financial institution liquidity risk and concerns;
•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;
•changes in accounting standards, rules and interpretations, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•the impact of the Company’s transition from LIBOR to an alternative benchmark rate for current and future transactions;

•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;
•changes in laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to persistent inflation or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility;
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation;
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism, armed hostilities and pandemics), and the effects of climate change could have an adverse effect on the Company’s financial condition and results of operations, lead to material disruption of the Company’s operations or the ability or willingness of clients to access the Company’s products and services; and
•the severity, magnitude and duration of the COVID-19 pandemic, including the continued emergence of variant strains, and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on the economy, our financial results, operations and personnel, commercial activity and demand across our business and our customers’ businesses.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Thursday, April 18, 2024 at 10:00 a.m. (CDT) regarding first quarter 2024 earnings results. Individuals interested in participating in the call by addressing questions to management should register for the call to receive the dial-in numbers and unique PIN at the Conference Call Link included within the Company’s press release dated March 28, 2024 available at the Investor Relations, Investor News and Events, Press Releases link on its website at https://www.wintrust.com. A separate simultaneous audio-only webcast link is included within the press release referenced above. Registration for and a replay of the audio-only webcast with an accompanying slide presentation will be available at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2024 earnings press release will also be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.